Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978-954-5040
Fax: 978-455-3251

CSP Inc. Reports First-Quarter Fiscal 2017 Financial Results
LOWELL, MA, February 23, 2017 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the first quarter of fiscal 2017 ended December 31, 2016.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record March 3, 2017 payable March 17, 2017.

Management Comments

“Our first-quarter performance was affected by a difficult comparison year-over year on the top line, while restructuring actions to improve our long-term operating results had a short-term negative effect on the bottom line,” said Chief Executive Officer Victor Dellovo. “First-quarter revenues were down 16% mostly due to a difficult comparison in Germany with the first quarter of the prior year, when we recognized revenues from a large product order from one of our major customers. We reported a net loss per share of $0.01 versus net income per diluted share of $0.07 a year ago, due to the realignment of our engineering team to focus on security services versus legacy offerings.”

“In our High Performance Products business, we’re gearing up to launch our new Myricom nVoy Series 10Gbit Packet Recorder and Myricom nVoy Series 1-100Gbit Packet Broker. The nVoy Series gives security teams the ability to isolate and closely monitor access to data that most matters to their organizations, such as personally identifiable information (PII) or intellectual property (IP). The nVoy series was announced at the RSA Conference in San Francisco. We received royalty revenues from one E-2D plane in addition to some additional royalty revenue on a second plane. Looking ahead, our expectation is to receive royalties from two planes in Q2 and three additional planes in the back half of the fiscal year. In our Technology Solutions business, our managed services pipeline is strong, our recurring revenue stream continues to grow, and our cross-selling strategy is taking hold.”

“Looking forward, we are expecting improved performance in the second quarter given our backlog in both of the divisions. Longer term, we are making very good progress against our strategic initiatives and we are positioning CSP to capitalize on many growth opportunities.”

Financial Results

For the first quarter of fiscal 2017, revenue was $19.9 million compared with $23.7 million in the first quarter a year ago.

Gross margin for the first quarter of fiscal 2017 grew to 22.4% from 21.9% for the prior-year period due to the product mix of the High Performance Products with increased royalty sales.

Net loss for the first quarter of fiscal 2017 was $43,000, or $0.01 per share, compared with net income of $283,000, or $0.07 per diluted share, in the first quarter of fiscal 2016.

Exhibit 99.1

Cash and short-term investments increased to $15.0 million at the end of the first quarter of fiscal 2017 from $13.1 million at the end of fiscal 2016.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 9:00 a.m. (ET) tomorrow (February 24) to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 888-632-3382 or 785-424-1677. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to our expectation is to receive royalties from two planes in Q2 and three additional planes in the back half of the fiscal year. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2016	September 30, 2016
Assets
Current assets:
Cash and short-term investments	$15,039	$13,103
Accounts receivable, net	16,994	19,564
Inventories	6,539	5,580
Deferred costs	2,107	635
Other current assets	2,823	2,917
Total current assets	43,502	41,799
Property, equipment and improvements, net	1,586	1,680
Other assets	5,614	5,228
Total assets	$50,702	$48,707

Liabilities and Shareholders’ Equity
Current liabilities	$19,823	$17,383
Pension and retirement plans	12,802	13,441
Non-current liabilities	219	228
Shareholders’ equity	17,858	17,655
Total liabilities and shareholders’ equity	$50,702	$48,707

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,
	December 31, 2016	December 31, 2015
Sales:
Product	$14,638	$17,003
Services	5,278	6,673
Total sales	19,916	23,676

Cost of Sales:
Product	12,225	14,236
Services	3,239	4,250
Total cost of sales	15,464	18,486

Gross profit	4,452	5,190

Operating expenses:
Engineering and development	596	799
Selling, general & administrative	3,958	4,048
Total operating expenses	4,554	4,847

Operating income (loss)	(102)	343

Other income (expense), net	44	28

Income (loss) before income taxes	(58)	371
Income tax expense (benefit)	(15)	88

Net income (loss)	$(43)	$283

Net income (loss) attributable to common stockholders	$(43)	$274

Income (loss) per share - basic	$(0.01)	$0.08
Weighted average shares outstanding - basic	3,671	3,569

Income (loss) per share - diluted	$(0.01)	$0.07
Weighted average shares outstanding - diluted	3,671	3,726